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| FORM 3 |     UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                   Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

       Marshall                      David                            M.
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        (Last)                      (First)                        (Middle)

     5901 De Soto Avenue
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                                   (Street)

     Woodland Hills                   CA                              91367
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        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)            March 21, 2002
                                                                  --------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)
                --------------

4.  Issuer Name and Ticker or Trading Symbol  Youbet.com, Inc./UBET
                                             -----------------------------------

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

     X  Director     X  Officer             ___ 10% Owner    ___ Other
    ---             ---
                        (give title below)                       (specify below)


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6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------
7.  Individual or Joint/Group Filing (Check Applicable Line)

      X  Form filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

             Table I--Non-Derivative Securities Beneficially Owned

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1. Title           2. Amount of         3. Ownership Form;  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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

 Common Stock         174,287              D
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 Common Stock         671,500              I                         X
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

     * If the form is filed by more than one reporting person, see Instruction 5(b)(v)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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FORM 3 (continued)

              Table II--Derivative Securities Beneficially Owned
        (e.g., puts, call, warrants, options, convertible securities)

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 1. Title of Derivative         2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)            cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                   Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                   Date                                                 Price           Security:      Ownership
                                   (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                   Year)                                                Derivative      or In-
                              -----------------------------------------------------     Security        direct (I)
                                Date      Expira-                        Amount or                      (Instr. 5)
                                Exer-     tion            Title          Number of
                                cisable   Date                           Shares
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
Options                         12/2/98   12/12/03   Common Stock              100           $2.50   D
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C Warrant                       8/24/98   8/24/03    Common Stock           27,939           $2.50   I                     X
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Common Stock Purchase Warrants  3/21/02   3/21/07    Common Stock          100,000           $ .50   I                     X
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

Explanation of Responses:
X -- All securities owned indirectly are owned by David Marshall, Inc., a California corporation. Mr. Marshall is the sole shareholder of David Marshall, Inc.

                              By:/s/ David M. Marshall             3/29/02
                                 ----------------------------  -----------------
                                   David M. Marshall                 Date
                              **Signature of Reporting Person

    ** Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.